UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)       February 27, 2008

Precision Aerospace Components, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-30185	20-4763096
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Arthur Kill Road Staten Island, NY	10309-1202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code    (718) 356-1500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Entry into an Employment Agreement and Grant of Options to President and CEO

On February 27, the Board of Directors of the Company (the “Board”) approved an employment agreement (the “Agreement”) with Andrew S. Prince, the Company’s President and CEO as well as the options awarded in conjunction with the agreement.  Included in Mr. Prince’s compensation package is a 7 year option (exercisable through September 1, 2014), vesting over the initial term of the Agreement, which runs through September 1, 2008 with automatic one year extensions if not terminated, for him to acquire a 7% ownership interest in the Company.  For particulars see the attached exhibits 10.1, 10.4, and 10.5.

In addition to the options, the Agreement calls for Mr. Prince to receive a base salary of $200,000 plus certain incentive bonuses.  The base salary and bonuses are subject to annual review.  The initial bonuses are based on meeting sales (1% in excess of $10 Million by the Freundlich subsidiary for the 12 months ending August 2008) and profit objectives (3% of pretax consolidated profits of the Company in excess of the prior year profits for the 12 months ending August 2008); as well as a bonus for strengthening the financing of the Company (2% of net equity and 1% of additional debt over the now existing $1 Million line of credit debt) and a bonus in the event there is a sale of a major asset of the Company (2% of the sale price in the form of consideration received by the Company).  Mr. Prince is entitled to other usual benefits and is subject to the usual restrictions associated with persons fulfilling the position of a company’s President and CEO.

As previously reported, Mr. Prince has been serving as the Company’s President and CEO since January 19, 2007.  Mr. Prince has the following background: Mr. Prince is presently President and Chief Executive Officer of the Company.  Mr. Prince is, and for the last five years has been, a principal of Prince Strategic Group LC, a strategic advisory and merchant-banking group.  Prince Strategic Group’s focus is strategic planning, acquisition/disposition advice, financial restructuring and providing crisis and interim CEO, COO management.  Mr. Prince assists large and small organizations to develop and implement their business strategies and refine their operations.  He has extensive experience in corporate financing, strategic relationship and acquisition transactions, including their financial and strategic analysis, structuring and negotiations, strategic planning and management development activities as well as background in all facets of operations in both small and large organizations.  From June 1, 2004-June 1, 2006, Mr. Prince was a director of CDKnet.com (now Arkados Group, Inc.) (OTCBB: AKDS).  Mr. Prince is a graduate of the United States Naval Academy, Harvard Law School and Harvard Business School.

Grant of Options to Members of the Board of Directors

On February 27, 2008 the Board also approved the service options, with 7 year exercise periods from time of issuance, for present and future non-officer Board members at the rate of 5,000 shares upon joining the Board and at the rate of 2,000 shares per year of service; the number of shares being the shares of the Company in existence after the contemplated 150:1 combination of the Company’s shares discussed in the Company’s 10K for the period ended December 31, 2006 filed September 21, 2007.  For particulars see the attached exhibits 10.2 and 10.3.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Precision Aerospace Components, Inc.

Date:   March 3, 2008

By: /s/ Andrew Prince

      Andrew Prince

      Chief Executive Officer

Exhibits

10.1

Employment Agreement

10.2

Board of Directors Option Form - Pre 150:1 reverse split

10.3

Board of Directors Option Form - Post 150:1 reverse split

10.4

President and CEO Option Form - Pre 150:1 reverse split

10.5

President and CEO Option Form - Post 150:1 reverse split